Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION
AND MY INNERVIEW, INC. ENTER INTO
DEFINITIVE MERGER AGREEMENT

LINCOLN, Nebraska (November 26, 2008) — National Research Corporation (NASDAQ:NRCI) today announced it has signed a definitive merger agreement under which it intends to acquire My InnerView, Inc. (MIV), a privately-held leading provider of quality and performance improvement solutions to the senior care profession, in an all-cash transaction.

        Completion of the acquisition is subject to certain conditions, including approval by My InnerView’s shareholders. The transaction is expected to close by year end.

        My InnerView works with over 8,000 senior care providers throughout the United States, housing the largest dataset of senior care satisfaction metrics in the nation. The company, based in Wausau, Wisconsin, has customers in all 50 states and the District of Columbia, and has 19 of the top 20 largest nursing home companies as clients. My InnerView delivers what it believes to be the most robust benchmarking database available to the senior healthcare sector, and access to web-based tools, analytics, and knowledge resources to support improvement in organizational performance through evidence-based practice.

        Commenting on the acquisition, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “MIV’s holistic strategy to help customers understand what and how to improve a senior care organization has made it the market leader in senior healthcare. We believe that no other business comes close to providing organizations the depth of resources and insight to create high-performing environments with satisfied customers and associates as MIV.”

        Neil Gulsvig, president, chief executive officer and co-founder of My InnerView, said “This relationship offers MIV a tremendous opportunity to enhance the products and services we provide to our clients in senior care services. The blend of expertise across both organizations creates a synergy that should enable us to better serve the needs of our current and future clients with innovative and relevant development of new products and services. The ability to combine the knowledge that NRC brings in the acute care sector with the knowledge that MIV brings in the senior care sector, should also promote a much better understanding of the needs, expectations, and satisfaction of those accessing healthcare services from birth through the continuum of senior care services.”

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NRC and MIV Enter Into Definitive Merger Agreement

November 26, 2008

        Pat Beans, chief financial officer of National Research Corporation, added, “Given MIV’s historical track record for profitability, we expect this acquisition to be immediately accretive to NRC’s 2009 earnings. The estimated 2008 revenue for MIV is $7.3 million.”

        Founded in 2001, My InnerView, Inc. will remain a Wausau, Wisconsin-based organization with its current associates joining the NRC family. Neil Gulsvig will remain president of the organization and co-founder Janice Gulsvig will remain as chief operating officer.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to National Research Corporation (“the Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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